Exhibit 10.14

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (the “Agreement”) is made by and between CNB FINANCIAL CORPORATION, a Pennsylvania business corporation, CNB BANK, a state banking institution organized under the laws of the Commonwealth of Pennsylvania, with its principal office at One South Second Street, P.O. Box 42, Clearfield, Pennsylvania 16830 (hereinafter collectively referred to as “CNB”), and W. EUGENE SPURBECK, an adult individual, residing at 6364 Tournament Drive, Westerville, Ohio 43082 (hereinafter the “Officer”), to be effective as of the Effective Date (as defined below).

WHEREAS, Officer previously served as the Chief Operations Officer and Chief Credit Officer of The Farmers Citizens Bank (“FC Bank”);

WHEREAS, concurrently with the execution of this Agreement, CNB has entered into an Agreement and Plan of Merger, dated as of March 26, 2013, by and between CNB and FC Banc Corp. (the “Merger Agreement”), pursuant to which FC Bank will merge with and into CNB Bank, with CNB Bank being the surviving corporation;

WHEREAS, CNB desires to employ Officer after the Merger (as defined in the Merger Agreement), and Officer desires to accept such employment upon the terms and conditions set forth herein, including, without limitation, the restrictive covenants in Sections 5 and 6 herein; and

WHEREAS, CNB and Officer (the “Parties,” each a “Party”) desire this Agreement to be contingent upon and effective as of the consummation of the Merger (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement (the “Effective Date”).

NOW WITNESSETH:

The Parties for themselves, their heirs, successors, and assigns, in consideration of their mutual promises contained herein, intending to be legally bound, hereby agree to the following terms and conditions.

1. EMPLOYMENT: As of the Effective Date, CNB will employ Officer as the Senior Vice President of Commercial Banking of FC Bank, a division of CNB Bank, and Officer agrees to serve in such capacity. Officer promises that during the term of this Agreement he shall dedicate his full time, attention, and energies to his employment with CNB. Officer further promises that he will report to the President of FC Bank, a division of CNB Bank, and the Chief Credit Officer of CNB Bank and carry out the decisions and otherwise abide by and enforce the policies of CNB.

Officer shall also perform such other reasonable duties as may hereafter be assigned to him by CNB, consistent with his abilities and position, including but not limited to services to CNB Bank’s parent, CNB Financial Corporation, and its other subsidiaries.

Officer will not engage in any other employment during the term of this Agreement, nor shall he engage in self-employed activities.

Officer also recognizes that CNB’s success and recognition depend on his involvement with charitable and social organizations. In this regard, Officer agrees to engage in such social and charitable activities or organizations as are consistent with his personal responsibilities and with his position with CNB.

Officer shall also comply with all other CNB procedures and polices now or hereafter in effect.

Officer further agrees that he shall comport himself at all times in a manner that reflects upon CNB in a positive fashion.

2. TERM: The term of this Agreement shall be for two (2) years commencing on the Effective Date, unless terminated sooner pursuant to the other provisions of this Agreement.

However, the provisions of Section 5 and 6 shall continue in force in accordance with the provisions therein and shall survive the expiration or termination of the term of employment and this Agreement.

3. COMPENSATION: Officer’s annual base salary shall be one hundred and seventy-five thousand dollars ($175,000). During the term of employment, Officer is eligible for an annual bonus with a target equal to thirty-five percent (35%) of his annual base salary based on goals and other conditions as the CEO and the President of CNB Bank, in their sole discretion, shall determine on an annual basis. Notwithstanding the foregoing sentence, the annual bonus payable to Officer shall not be less than an amount equal to five percent (5%) of his annual base salary, or eight thousand seven hundred and fifty dollars ($8,750).

In addition, Officer will be provided the use of an automobile during the term of this Agreement.

4. OTHER BENEFITS: Officer shall be entitled to participate in CNB’s retirement plan, health insurance plan, life insurance plan, and such other benefits as CNB from time to time may provide to its employees.

Officer shall also be entitled to twenty-two (22) days paid vacation plus such sick leave as he may reasonably and actually require, both of which are upon condition that, consistent with the past practice of CNB and upon condition that, in the opinion of the CEO and the President of CNB Bank, the amount and timing of his vacation does not unreasonably interfere with or detract from the fulfillment of his duties under this Agreement.

Officer shall be entitled to bereavement and such other employee benefits as now or hereafter may be granted by CNB’s personnel policies.

5. CONFIDENTIAL INFORMATION: Officer acknowledges and agrees that as an inducement to CNB to employ him and enter this Agreement with him, that he shall not disclose, directly or indirectly, intentionally or unintentionally, during the term of this Agreement or at any time after its expiration or termination, any of CNB’s proprietary information, account information, customer lists, customer information, policies, pricing, strategy, codes, strategic plan, plans for expansion or business development, or other information of a confidential nature (hereinafter referred to as “Confidential Information”), whatsoever regarding CNB without first obtaining the prior, written consent from CNB’s Chairperson of the Board of Directors that such disclosure is authorized. Communications with CNB’s employees, customers, and business relations are excepted from the foregoing prohibition during the term of this Agreement to the extent that such communications are consistent with Officer’s duties.

Confidential Information shall include all information recorded, memorialized, or communicated in any form whether written, printed, verbal, video, photographic, electronic, magnetic, digital, or otherwise. This concept shall also include such confidential information as Officer may have memorized or remembered, notwithstanding the law of the Commonwealth of Pennsylvania or other law to the contrary.

Upon expiration or termination of this Agreement for any reason, Officer promises that he shall promptly return to CNB or its designated representative any Confidential Information, automobile, insurance cards, owner’s cards, keys, credit cards, or other CNB property in his possession.

Officer further promises that he will not take, keep, or record copies, duplications, or reproductions of the Confidential Information or other property subject to this Agreement after expiration or termination of this Agreement.

6. COVENANT NOT TO COMPETE: As additional consideration to CNB for entering this Agreement, and for granting the severance payment described in Section 7 below, which is a new benefit, Officer covenants that he shall not compete against CNB, its parent, affiliates, or subsidiaries, either directly or indirectly, by taking employment, gratuitously assisting or serving as an independent contractor, consultant, partner, director or officer with a competitor of CNB, or starting his own business which would compete directly or indirectly with CNB, or have a material interest in any business, corporation, partnership, LLC, savings and loan, bank, financial institution, brokerage, or other venture which competes directly or indirectly with CNB (except for holdings of no greater than 1% of the total outstanding shares in a publicly-traded company) while he is employed by CNB and until the expiration of a period of one (1) year following the date on which Officer is last employed by CNB. For the purpose of defining and enforcing this covenant, CNB’s competitors will be identified at the time the Officer terminates employment with CNB. This determination shall be based on CNB’s market area and CNB’s plans for expansion or acquisition into other market areas at the time the Officer terminates employment with CNB. For purposes of the foregoing sentence, the market area shall be considered to be the twenty-five (25)-mile radius of any location, branch, or division of CNB, its parent, affiliates, or subsidiaries.

The Parties further agree that Officer’s covenant not to compete shall apply in the event of his regular retirement or voluntary termination of his employment hereunder. Officer agrees in this regard that the security provided by this Agreement is adequate consideration for his covenant not to compete.

Officer agrees that the relevant public policy and legal aspects of covenants not to compete have been discussed with him and that every effort has been made to limit the restrictions placed upon Officer to those that are reasonable and necessary to protect CNB’s legitimate interests. Officer acknowledges that, based upon his education, experience, and training, the non-compete and non-solicitation provisions of this Section 6 will not prevent Officer from earning a livelihood and supporting Officer and his family during the relevant time period.

The existence of a claim, charge, or cause of action by Officer against CNB or any of its affiliates shall not constitute a defense to the enforcement by CNB of the foregoing restrictive covenants, but such claim, charge, or cause of action shall be litigated separately.

If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, the court is hereby expressly authorized to modify this Agreement or to interpret this Agreement to extend only over the maximum period of time, range of activities, or geographic areas as to which it may be enforceable.

7. SEVERANCE PAY: If Officer’s employment is terminated without cause during the term of this Agreement, Officer shall be entitled to a severance payment equal to one (1) times his annual base salary for the year in which his employment ends. This severance payment shall be tendered to Officer in cash in lump sum following his separation from service with CNB.

Notwithstanding anything in this Agreement to the contrary, it will be a condition to Officer’s right to receive any severance payment under this Section 7 that he execute and deliver to CNB no later than fifty-three (53) days following his separation from service and not revoke a release of claims in favor of CNB in the form as may be reasonably prescribed by CNB. Subject to Sections 12 and 13, the severance payment under this Section 7 will be paid the day after the expiration of the sixty (60)-day period following Officer’s separation from service, provided that Officer has executed, delivered, and not revoked the release no later than fifty-three (53) days following his separation from service and such release is effective upon the sixtieth (60th) day following his separation from service.

A form of the release which Officer will be required to sign in order to receive the foregoing severance payment is attached hereto as Exhibit A, and Officer hereby expressly approves it.

8. TERMINATION: This Agreement may be terminated on the occurrence of any of the following events and if terminated under this paragraph, Officer shall not be entitled to severance pay under Section 7:

A.	The execution of a written agreement between CNB and Officer to terminate this Agreement;

B.	Officer’s death;

C.	Officer’s breach of any term or condition of this Agreement;

D.	Officer’s failure or refusal to comply with such reasonable policies, directions, standards, and regulations that CNB may establish from time to time;

E.	Officer’s inability to fully and competently perform his duties hereunder for a period of 180 continuous days due to physical, mental, or psychological illness, injury, or condition; or

F.	Officer ceases to qualify for his offices and responsibilities under this Agreement pursuant to any statute or regulation, now or hereafter issued by the United States of America, the Federal Reserve, the Office of the Comptroller of Currency, the Pennsylvania Department of Banking, or other regulatory agency or body duly invested with authority over CNB, its parent, or affiliate(s).

9. NOTICES: All notices or communications required by or bearing upon this Agreement or between the Parties shall be in writing and sent by First Class Mail to the Parties as follows, unless otherwise specified above:

CNB Financial Corporation	W. Eugene Spurbeck
CNB Bank	6364 Tournament Drive
Attention: Chairperson of the Board	Westerville, Ohio 43082
One South Second Street, P.O. Box 42
Clearfield, PA 16830

10. NON-ASSIGNMENT: The Parties acknowledge the unique nature of services to be provided by Officer under this Agreement, the high degree of responsibility borne by him and the personal nature of his relationship to CNB’s Board of Directors and customers. Therefore, the Parties agree that Officer may not assign this Agreement.

11. ARBITRATION: The Parties agree that all disputes or questions arising under this Agreement or because of their employment relationship shall be submitted to arbitration by three (3) arbitrators. Each Party shall select one (1) arbitrator, and then those two (2) arbitrators shall select a third (3rd) arbitrator. The arbitrators’ decision need not be unanimous. Arbitration shall be conducted at a private location in Clearfield County convenient to the Parties. The arbitrators must reach and give notice of their decision within five (5) days after completion of an arbitration. The Pennsylvania Uniform Arbitration Act, 42 Pa.C.S.A. § 57301 et seq. shall govern arbitrations hereunder. CNB shall compensate the arbitrators and stenographer if used. CNB shall also pay for the arbitration room. Each Party shall pay their attorney fees and other costs.

12. LIMITATION ON PAYMENTS: In the event that the severance pay provided for in this Agreement or otherwise payable to Officer (i) constitutes “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code, than Officer’s severance pay shall be delivered as to such lesser extent which would result in no portion of such severance pay being subject to the excise tax under Section 4999 of the Code (the “Reduced Amount”). When determining the Reduced Amount, the payments to be provided under this Agreement shall be reduced, but not below zero, by reducing or eliminating the cash payments. Unless CNB and Officer otherwise agree in writing, any determination required under this Section 12 shall be made in writing by CNB’s independent public accountants, whose determination shall be conclusive and binding upon CNB and Officer for all purposes. For purposes of making the calculations required by this Section 12, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. CNB and Officer shall furnish such information and documents as the accountants may reasonably request in order to make a determination under this Section. CNB shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 12.

13. COMPLIANCE WITH SECTION 409A OF THE CODE: Officer and CNB acknowledge that each of the payments and benefits promised to Officer under this Agreement must either comply with the requirements of Section 409A of the Code (“Section 409A”), and the regulations thereunder or qualify for an exception from compliance. To that end, Officer and CNB agree that the payment described in Section 7 is intended to be excepted from compliance with Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after Officer’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if Officer is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following Officer’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

14. INJUNCTIVE RELIEF: Officer acknowledges and accepts that his compliance with Sections 5, 6, and/or 7 is an integral part of the consideration to be received by CNB and is necessary to protect the equity value, business and goodwill, and other proprietary interests of CNB. Officer acknowledges that a breach of Sections 5, 6 and/or 7 will result in irreparable and continuing damage to CNB and the business of CNB for which the remedies at law will be inadequate, and agrees that, in the event of any breach of the aforesaid Sections of this Agreement, CNB and its successors and assigns shall be entitled to seek injunctive relief and to any such other and further relief as may be proper.

15. ENFORCEABILITY: If any provision of this Agreement shall be found by a court with proper jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified, narrowed, or restricted only to the limited extent and in the manner necessary to render the same valid and enforceable, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified, narrowed, or restricted.

16. GENERAL PROVISIONS:

A.	This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law.

B.	In construing or interpreting this Agreement, “CNB” and “Officer” shall mean, wherever applicable, the singular or plural, the masculine or the feminine, individual, individuals, partnership, or corporation, as the case may be.

C.	This Agreement represents the sole agreement of the Parties on these subjects and supersedes all prior communications, representations, and negotiations, whether oral or written, except as set forth in a separate written settlement agreement by and between CNB and the Officer as of the date hereof.

D.	This Agreement can only be modified or amended by the prior written consent of both Parties hereto.

E.	Jurisdiction and venue shall rest in the Court of Common Pleas of Clearfield, Pennsylvania, for all suits, claims, and causes of action whatsoever.

F.	Failure by either Party to pursue remedies or assert rights under this Agreement shall not be construed as waiver of that Party’s rights or remedies, nor shall a Party’s failure to demand strict compliance with the terms and conditions of this Agreement prohibit or estop that Party from insisting upon strict compliance in the future.

G.	The Parties deem that the terms of this Agreement are unique, and in addition to their other rights and remedies at law, and at equity, either Party shall have the right to specifically enforce the terms of this Agreement.

H.	This Agreement shall bind the Parties’ heirs, successors, representatives, related corporations, and assigns.

I.	Notwithstanding anything herein contained to the contrary, and payment to Officer by CNB, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

17. EFFECTIVENESS: Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger (as defined in the Merger Agreement) does not occur, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement this 26th day of March, 2013, to be effective on the Effective Date, for the purposes herein contained.

CNB FINANCIAL CORPORATION		OFFICER

By:	/s/ Joseph B. Bower, Jr.	/s/ W. Eugene Spurbeck
Name: Joseph B. Bower, Jr.		W. Eugene Spurbeck
Title: President and CEO

By:	/s/ Brian W. Wingard
Name: Brian W. Wingard
Title: Treasurer

CNB BANK

By:	/s/ Joseph B. Bower, Jr.
Name: Joseph B. Bower, Jr.
Title: President and CEO

By:	/s/ Brian W. Wingard
Name: Brian W. Wingard
Title: SVP/CFO

EXHIBIT A

RELEASE OF CLAIMS

For and in consideration of the payments to be provided to me upon the expiration of the term of the Agreement or upon the termination of my employment, as applicable (the “Applicable Date”) pursuant to the applicable provision of the Employment Contract, between CNB Financial Corporation, CNB Bank (together, the “Employer”) and me, executed March 26, 2013 and effective as of [Date] (the “Agreement”), which are conditioned on my signing this Release of Claims:

I, W. Eugene Spurbeck, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Employer, its affiliates and all of their respective past, present, and future officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, representatives, successors, and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights, or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from or arising out of my employment by the Employer or any of its affiliates (including, if applicable, the termination of that employment) or pursuant to any federal, state, or local law, regulation, or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Employer or any of its affiliates, each as amended from time to time.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the Applicable Date, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Employer may specify) from the later of the Applicable Date or the date I receive this Release of Claims, provided that this Release of Claims, signed and dated by me, is received not later than the fifty-third (53rd) day following the Applicable Date by the person designated under the Agreement to receive notices on behalf of the Employer in order for me to qualify for severance pay under the applicable provision of the Agreement.

I also acknowledge that I was advised by the Employer and its affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I understand that capitalized terms not defined in this Release of Claims have the meaning assigned to them in the Agreement.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the person designated under the Agreement to receive notices on behalf of the Employer and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Notwithstanding anything in this Release of Claims to the contrary, this Release of Claims shall not release the Employer from any of the following: (a) obligations to pay to the wages and make payments for accrued but unused paid time off earned up to the date of my termination of employment to the extent required by applicable law or the policies of the Employer; (b) the payment of any of the vested benefits under the tax-qualified plans and nonqualified plans of the Employer; (c) the rights to any vested equity grants with Employer common stock pursuant to the terms of the award agreements and plan governing such equity grants; (d) vested rights under any welfare or insurance plan of the Employer including, but not limited to, COBRA insurance continuation rights with respect to health insurance coverage; or (e) the continuing obligations of the Employer under any indemnity provisions currently applicable to my service with the Employer in any capacity.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date:

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